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Exhibit 99.1

                  Bank Contact:                      Agency Contact:
                  ANDREA MCGHEE                      DAVID GRANDEY
                  (408) 654-3078                     (408) 998-5433

July 6, 2000

                        SILICON VALLEY BANCSHARES INVESTS
                IN NIPPON CREDIT BANK AND PARTNERS WITH SOFTBANK

     SANTA CLARA, CALIF. -- Silicon Valley Bancshares, (Nasdaq: SIVB), parent company of Silicon Valley Bank, announced today it has invested $2.5 million in the Nippon Credit Bank. This bank, headquartered in Tokyo, Japan, was recently purchased for $951 million by a consortium of financial institutions led by Softbank and including leasing firm Orix Corporation, Tokio Marine & Fire Insurance Company, Ltd., Silicon Valley Bank, Lehman Brothers Holdings, Inc., Chase Manhattan Corporation, and UBS AG.

     "Silicon Valley Bancshares made this investment as part of its overall global strategy of building strategic alliances with other financial institutions around the world focused on emerging technology companies," said President and Chief Executive Officer John C. Dean. "We are very pleased about this opportunity to partner with Softbank and Nippon Credit Bank in the creation of this global alliance."

     "We are pleased to have Silicon Valley Bancshares as an investor in Nippon Credit Bank. One of our goals is to build Nippon Credit Bank into the leading technology bank in Japan, and we look forward to partnering with Silicon Valley Bancshares to accomplish that goal," said Softbank President and Chief Executive Officer Masayoshi Son.

     Silicon Valley Bank serves emerging growth and middle-market companies in targeted niches, focusing on the technology and life sciences industries, while also identifying and capitalizing on opportunities to serve companies in other industries whose financial services needs the Bank believes are underserved.

     The Bank operates offices throughout the Silicon Valley: Santa Clara, Palo Alto and Sand Hill, the center of the venture capital community in California. Other regional offices within California include: Irvine, Los Angeles, Napa Valley, San Diego, San Francisco, Santa Barbara, and Sonoma. Office locations outside of California include: Phoenix, Arizona; Boulder, Colorado; Atlanta, Georgia; Chicago, Illinois; Boston, Massachusetts; Minneapolis, Minnesota; Portland, Oregon; Philadelphia, Pennsylvania; Austin, Texas; Dallas, Texas; Durham, North Carolina; Northern Virginia; and Seattle, Washington.

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